Exhibit 5.1

Goodwin Procter llp 1900 N Street, NW Washington, DC 20036 goodwinlaw.com +1 202 346 4000

July 31, 2024

UDR, Inc.

1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

Re:Securities Registered under Registration Statement on Form S-3

We have acted as counsel to UDR, Inc., a Maryland corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on July 31, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company, of the possible issuance from time to time of up to 3,639,510 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), that may be issued from time to time by the Company to certain holders of 3,639,510 common units of limited partnership interest (“OP Units”), in United Dominion Realty, L.P. (the “Operating Partnership”) if and to the extent that such holders tender OP Units for redemption in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated February 23, 2004, as amended (the “Partnership Agreement”), and the Company exercises its right to issue Shares in exchange for OP Units.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Shares are issued by the Company, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its Articles of Restatement, as amended and then in effect (the “Articles”), such that the number of unissued shares of Common Stock authorized under the Articles is less than the number of Shares.

The opinion set forth below is limited to the Maryland General Corporation Law, as amended.

Based on the foregoing, we are of the opinion that when and to the extent issued in exchange for the OP Units as provided in the Partnership Agreement, the Shares will be validly issued, fully paid, and nonassessable.

UDR, Inc.

July 31, 2024

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP